EXHIBIT 99.2

USA Equities Corp Provides its 2020 Business and Research and Development Update

●	USA Equities Corp Launches its 2020 Corporate Presentation to Investors

●	USA Equities Corp received IRB Approval for its Novel Allergy Patient Education app study to combat the allergy suffering misery of millions of Americans, especially during allergy seasons.

West Palm Beach, FL – March 17, 2020 – USA Equities Corp (OTC Markets: USAQ), a Company focused on the development of value-based healthcare solutions, informatics and algorithmic personalized medicine including digital therapeutics, behavior based remote patient monitoring, chronic care and preventive medicine.

“This has been a transformative period for USA Equities Corp with our share exchange with the former stockholders of Medical Practice Income (MPI), and recent announcement of the formation of our initial Advisory Board of Senior Medical, Scientific and Information Scientists. The Company is now well positioned to deliver on its stated mission, to enhance the quality of life of individuals and populations through, evidence-based, digital medical assessments, and innovative preventive health programs” Troy Grogan, President and CEO.

Business Update

On December 20, 2019 USA Equities Corp entered into and consummated a share exchange with the former stockholders of Medical Practice Income (MPI) a Florida corporation.

On March 13, 2020, we announced the appointment of our initial advisory board of highly competent, credentialed and experienced Medical and Scientific Advisors, see bios at www.medicalpracticeincome.com/about-usaq

The Medical Practice Income 2020 Corporation Presentation can be found at the Company’s website www.MedicalPracticeIncome.com/Investors

The Company’s Principle objective

Develop digital tools and approaches, providing more granular, timely and specific clinical decision-making information to address today’s now younger, obese, diabetic, cardiovascular and chronic disease population.

Research and Development Update

In early March 2020, MPI received IRB approval from Larkin Community Hospital to begin research of its novel Patient Allergy IQ Study.

This study aims to evaluate responder’s allergy knowledge and beliefs relating to common allergen triggers and environmental control strategies. We will compare medical doctors and other health professionals to non-health professional answers to a simple multiple-choice and true-false Allergy IQ Quiz. Results of the study will assist in developing reimbursable digital medicine learning resources targeted at the patients identified knowledge gaps.

Key points

●	Allergy is currently the 6th leading chronic disease in the US1
●	Allergy affects over 50M Americans[1]
●	Allergies and Asthma cost the economy $Billions each year[1]
●	There is a published shortage of Board-certified Allergy specialists to treat the number of allergy sufferers[2]
●	There are identified gaps in primary care provider (PCP) and non-allergy board certified specialist training/ knowledge relating to evidence based allergic disease management[3]
●	Allergen triggers and knowledge of environmental control strategies for allergic disease can be confusing[4]
●	Many allergy sufferers self-medicate using OTC medications without consulting their medical professional’s advice[5]
●	Evidence based prevention strategies currently exist for better controlling and/or managing allergies[4]

MPI advisory board member and Principal Investigator, Dr Marcos Sanchez-Gonzales says “Physicians require new and easy to use preventive and chronic care management tools that engage and track patients, especially while they’re not in front of their physician. For example, MPI has completed the initial enrollment of participants for the health literacy allergy study that will provide allergy suffering patients with an easy to use digital allergy IQ quiz. Based on proprietary algorithm that is being use in this study, the patients answer to the quiz will enable the their health care provider to pin point the health education required for that specific patient to better control their allergy suffering.”

Results of this new and exciting study are expected to be released in the Fourth Quarter 2020.

About USA Equities Corp

USA Equities Corp. (USAQ). On December 20, 2019 USA Equities Corp entered into and consummated a share exchange with the former stockholders of Medical Practice Income (MPI) a Florida corporation. As a result of the Share Exchange, MPI became our wholly-owned-subsidiary. We currently are focused on the development of value-based healthcare solutions, clinical informatics and algorithmic personalized medicine including digital therapeutics, behavior based remote patient monitoring, chronic care and preventive medicine. The Company’s intellectual properties, products and information service portfolio is directed towards prevention, early detection, management and reversal of cardiometabolic and other chronic diseases. Our principle objectives are to develop proprietary software tools, devices and approaches, providing more granular, timely and specific clinical decision-making information for practicing physicians and other health care providers to address todays now younger, obese, diabetic and cardiovascular disease population and is located in West Palm Beach, Florida. For more information, visit www.MedicalPracticeIncome.com.

Forward-Looking Statements

This press release contains forward-looking statements which are identified by words such as ‘may’, ‘could’, ‘believes’, ‘estimates’, ‘targets’, ‘expects’, or ‘intends’ and other similar words that involve risks and uncertainties. These statements have not been based solely on historical facts but on USA Equities Corp current expectations about future events and results. You should consider that as such statements relate to future matters, they are subject to various inherent risks, uncertainties and assumptions that could cause actual results or events to differ materially from expectations described in the forward-looking statement. Various important factors could cause actual results or events to differ materially from the forward-looking statements that USA Equities Corp makes, including, but not limited to, the risk that software development and studies may be delayed and may not have satisfactory outcomes, the risk that costs required to continue our Software as a Medical Device (SaMD) or to expand our operations will be higher than anticipated and other risks described in the “Risk Factors” section of our Annual Report on Form 10-K filed by USA Equities Corp with the SEC on February 21, 2020. Except where required by law, USA Equities Corp. has no intention to update or revise forward looking statements, or to publish prospective financial information in the future, regardless of whether new information, future events or any other factors affect the information contained in this presentation. None of USA Equities Corp Directors, Consultants, or any other person named with their consent in this presentation can assure you that any forward-looking statement or result expressed or implied by any forward-looking statement will be achieved.

References

1.	American College of Allergy, Asthma, and Immunology. Allergy facts. https://acaai.org/news/facts-statistics/allergies. Accessed February 20, 2020.

2.	American College of Allergy, Asthma and Immunology. Graduate Medical Education and Workforce Issues in Allergy and Immunology. 2008.

3.	Smith H, Wade J, Frew A. What proportion of adult allergy referrals to secondary care could be dealt with in primary care by a GP with special interest? Clin Transl Allergy. 2016;6:3.

4.	https://acaai.org/allergies/allergy-treatment/environmental-trigger-avoidance Accessed February 20, 2020.

5.	Tan et al. Identifying the hidden burden of allergic rhinitis (AR) in community pharmacy: a global phenomenon. Asthma Research and Practice (2017) 3:8 DOI 10.1186/s40733-017-0036-z

Investor & Media Contact:
Elizabeth Magdaleno
Medical Practice Income, Inc.
(929) 374-6503
Admin@medicalpracticeincome.com